Exhibit 4.3

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

The following description of registered securities of Kala Pharmaceuticals, Inc. (“us,” “our,” “we” or the “Company”) is intended as a summary only and therefore is not a complete description of our capital stock. This description is based upon, and is qualified by reference to, our certificate of incorporation, our bylaws and applicable provisions of the Delaware General Corporate Law (the “DGCL”). You should read our certificate of incorporation and our bylaws, which are incorporated by reference as Exhibit 3.1 and Exhibit 3.2, respectively, to the Annual Report on Form 10-K of which this Exhibit 4.3 is a part, for the provisions that are important to you.

Authorized Capital Stock

Our authorized capital stock consists of 120,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, of which (i) 54,000 shares of preferred stock are designated the “Series E Convertible Non-Redeemable Preferred Stock,” or the Series E Preferred Stock, (ii) 2,928 shares of preferred stock are designated the “Series F Convertible Non-Redeemable Preferred Stock”, or the Series F Preferred Stock and (iii) 10,901 shares of preferred stock are designated the “Series G Convertible Non-Redeemable Preferred Stock,” or the Series G Preferred Stock. Our common stock is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock are not registered under Section 12(b) of the Exchange Act.

Common Stock

Annual Meeting. Annual meetings of our stockholders are held on the date designated in accordance with our by-laws. Written notice must be mailed to each stockholder entitled to vote not less than ten nor more than 60 days before the date of the meeting. The presence in person or by proxy of the holders of one third of the voting power of the shares of the capital stock of the corporation issued and outstanding and entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of the stockholders. Special meetings of the stockholders may be called for any purpose by the board of directors, the chairman of the board or the chief executive officer. Except as may be otherwise provided by applicable law, our certificate of incorporation or our by-laws, all elections of directors shall be decided by a plurality, and all other questions shall be decided by a majority, of the votes cast by stockholders entitled to vote thereon at a duly held meeting of stockholders at which a quorum is present.

Voting Rights. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights.

Dividends. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock.

Liquidation and Dissolution. In the event of our liquidation or dissolution, the holders of our common stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to any preferential rights of any outstanding preferred stock.

Other Rights. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to and may be adversely affected by the rights of the holders of our Series E Preferred Stock, Series F Preferred Stock or Series G Preferred Stock and shares of any series of our preferred stock that we may designate and issue in the future.

Preferred Stock

We are authorized to issue “blank check” preferred stock, which may be issued in one or more series upon authorization of our board of directors. Our board of directors is authorized to fix the designations, powers, preferences and the relative, participating, optional or other special rights and any qualifications, limitations and restrictions of the shares of each series of preferred stock. The authorized shares of our preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. If the approval of our stockholders is not required for the issuance of shares of our preferred stock, our board may determine not to seek stockholder approval.

A series of our preferred stock could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue preferred shares based upon its judgment as to the best interests of our stockholders. Our directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of the stock.

Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock

Certificates of Designation. Pursuant to our Certificate of Designations, Preferences and Rights of Series E Convertible Non-Redeemable Preferred Stock, or the Series E Certificate of Designations, filed with the Secretary of State of the State of Delaware, we designated 54,000 shares of our authorized and unissued preferred stock as Series E Preferred Stock, and established the rights, preferences and privileges of the Series E Preferred Stock, which are summarized below. Pursuant to our Certificate of Designations, Preferences and Rights of Series F Convertible Non-Redeemable Preferred Stock, or the Series F Certificate of Designations, filed with the Secretary of State of the State of Delaware, we designated 2,928 shares of our authorized and unissued preferred stock as Series F Preferred Stock, and established the rights, preferences and privileges of the Series F Preferred Stock, which are summarized below. Pursuant to our Certificate of Designations, Preferences and Rights of Series G Convertible Non-Redeemable Preferred Stock, or the Series G Certificate of Designations, filed with the Secretary of State of the State of Delaware, we designated 10,901 shares of our authorized and unissued preferred stock as Series G Preferred Stock, and established the rights, preferences and privileges of the Series F Preferred Stock, which are summarized below.

Conversion. Each share of Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock is initially convertible into 100 shares of our common stock (subject to adjustment as provided in the applicable Certificate of Designations) at any time at the option of the holder, provided that the holder will be prohibited, subject to certain exceptions, from converting such shares of preferred stock for shares of our common stock to the extent that immediately prior to or following such conversion, the holder, together with its affiliates and other attribution parties, would own in excess of 9.99% of the total number of shares of our common stock then issued and outstanding after giving effect to such conversion, which percentage may be changed at the holder’s election to a lower percentage at any time or to a higher percentage not to exceed 19.99% upon 61 days’ notice to us, which we refer to, collectively, as the Beneficial Ownership Limitation.

Voting Rights. The shares of Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock will generally have no voting rights, except to the extent provided by applicable law, and except that (i) the consent of the holders of a majority of the outstanding Series E Preferred Stock will be required to waive any provisions of our Series E Certificate of Designations, (ii) the consent of the holders of a majority of the outstanding Series F Preferred Stock will be required to waive any provisions of our Series F Certificate of Designations and (iii) the consent of the holders of a majority of the outstanding Series G Preferred Stock will be required to waive any provisions of our Series G Certificate of Designations.

Rank. The Series E Preferred Stock, the Series F Preferred Stock and the Series G Preferred Stock shall rank:

●	on parity with each other and on parity with any class or series of our capital stock created in the future specifically ranking by its terms on parity with such series of preferred stock, or collectively, the Parity Securities;
●	senior to all of our common stock;
●	senior to any class or series of our capital stock created in the future specifically ranking by its terms junior to the each such series of preferred stock, or the Junior Securities;
●	junior to any class or series of our capital stock created in the future specifically ranking by its terms senior to such series of preferred stock, or the Senior Securities;

in each case, as to distributions of assets upon our liquidation, dissolution or winding up, whether voluntarily or involuntarily, each of which we refer to as a Dissolution.

Dissolution. In the event of a Dissolution, subject to any prior or superior rights of the holders of Senior Securities, if any, the holders of the Series E Preferred Stock, the holders of Series F Preferred Stock and the holders of Series G Preferred Stock will be entitled to receive on a pari passu basis with each other and all other Parity Securities, and before any distributions to the holders of our common stock and to the holders of Junior Securities, if any: (A) an amount per share of Series E Preferred Stock equal to the greater of (i) $575.00 (subject to adjustment in the event of any stock split, combination or reclassification), plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series E Preferred Stock been converted into our common stock (without regard to any restrictions on conversion, including the Beneficial Ownership Limitation) immediately prior to such Dissolution, (B) an amount per share of Series F Preferred Stock equal to the greater of (i) $683.00 (subject to adjustment in the event of any stock split, combination or reclassification), plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series F Preferred Stock been converted into our common stock (without regard to any restrictions on conversion, including the Beneficial Ownership Limitation) immediately prior to such Dissolution and (C) an amount per share of Series G Preferred Stock equal to the greater of (i) $788.90 (subject to adjustment in the event of any stock split, combination or reclassification), plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series G Preferred Stock been converted into our common stock (without regard to any restrictions on conversion, including the Beneficial Ownership Limitation) immediately prior to such Dissolution. If, upon any such Dissolution, the assets of the Company shall be insufficient to pay the holders of shares of the Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock the amounts required under the preceding sentence, the holders of such shares of preferred stock shall share in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise have been payable in respect of the shares of preferred stock held by them upon such distribution if all amounts payable on or with respect to such shares of preferred stock were paid in full. For the avoidance of any doubt, neither a change in control of the Company, the merger or consolidation of the Company with or into any other entity, nor the sale, lease, exchange or other disposition of all or substantially all of our assets shall, in and of itself, be deemed to constitute a Dissolution.

Shares of Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock will be entitled to receive dividends equal to (on an as-if-converted-to-common stock basis), and in the same form and manner as, dividends actually paid on shares of our common stock.

Provisions of Our Certificate of Incorporation and By-laws and Delaware Law That May Have Anti-Takeover Effects

Delaware Law. We are subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless either the interested stockholder attained such status with the approval of our board of directors, the business combination is approved by our board of directors and stockholders in a prescribed manner or the interested stockholder acquired at least 85% of our outstanding voting stock in the transaction in which it became an interested stockholder. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Staggered Board; Removal of Directors. Our certificate of incorporation and our bylaws divide our board of directors into three classes with staggered three-year terms. In addition, our certificate of incorporation and our bylaws provide that directors may be removed only for cause and only by the affirmative vote of the holders of 75% of our shares of capital stock present in person or by proxy and entitled to vote. Under our certificate of incorporation and bylaws, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. Furthermore, our certificate of incorporation provides that the authorized number of directors may be changed only by the resolution of our board of directors. The classification of our board of directors and the limitations on the ability of our stockholders to remove directors, change the authorized number of directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

Stockholder Action; Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our certificate of incorporation and our bylaws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Our certificate of incorporation and our bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman of our board of directors, our chief executive officer or our board of directors. In addition, our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors, or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities. These provisions also could discourage a third party from making a tender offer for our common stock because even if the third party acquired a majority of our outstanding voting stock, it would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting and not by written consent.

Super-Majority Voting. The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be amended or repealed by a majority vote of our board of directors or the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in any annual election of directors. In addition, the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in any election of directors is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our certificate of incorporation described above.

Exclusive Forum Selection. Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of our company, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or employees to our company or our stockholders, (3) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware, or (4) any action asserting a claim arising pursuant to any provision of our certificate of incorporation or bylaws (in each case, as they may be amended from time to time) or governed by the internal affairs doctrine. Although our certificate of incorporation contains the choice of forum provision described above, we do not expect this choice of forum provision will apply to suits brought to enforce a duty or liability created by the Securities Act of 1933, as amended, the Exchange Act, or any other claim for which federal courts have exclusive jurisdiction.